As filed with the Securities and Exchange Commission on May 11, 2004.


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                                  May 11, 2004


                            Darden Restaurants, Inc.
             (Exact name of registrant as specified in its charter)


         Florida                      1-13666                    59-3305930
(State or other jurisdiction    (Commission file number)       (IRS employer
     of incorporation)                                       identification No.)



                 5900 Lake Ellenor Drive, Orlando, Florida 32809
                    (Address of principal executive offices)



               Registrant's telephone number, including area code:
                                 (407) 245-4000



                                 Not Applicable
          (Former name or former address, if changed since last report)

Item 5.           Other Events.
                  ------------

                  On May 11, 2004, the Company issued a news release entitled "Darden Restaurants Reports Asset Impairment and Restructuring Charge," a copy of which is being filed herewith as Exhibit 99.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:  May 11, 2004                  DARDEN RESTAURANTS, INC.



                                      By:      /s/ Paula J. Shives
                                               ----------------------------
                                               Paula J. Shives
                                               Senior Vice President and
                                               General Counsel

                                INDEX TO EXHIBITS


Exhibit Number           Description of Exhibit


         99 Press Release dated May 11, 2004, entitled "Darden Restaurants Reports Asset Impairment and Restructuring Charge."

                                                                      EXHIBIT 99
DARDEN RESTAURANTS

Red Lobster(R)Olive Garden(R)Bahama Breeze(R)Smokey Bones(R)
         www.darden.com
                                                      NEWS/INFORMATION
                                                      Corporate Relations
                                                      P.O. Box 593330
                                                      Orlando, FL  32859
                                    Contacts:
                                    (Analysts) Matthew Stroud (407) 245-6458
                                    (Media)    Jim DeSimone   (407) 245-4567
FOR RELEASE
May 11, 2004
8:00 AM ET

                        DARDEN RESTAURANTS REPORTS ASSET
                       IMPAIRMENT AND RESTRUCTURING CHARGE

     ORLANDO, FL - Darden Restaurants, Inc., (NYSE: DRI) today reported that it closed six Bahama Breeze restaurants and will record an estimated $22.5 million non-cash, after-tax charge ($36.7 million pre-tax) for asset impairment in the fourth quarter ending May 30, 2004. In addition to the closing of six Bahama Breeze restaurants, this charge includes a write down of the value of four other Bahama Breeze restaurants, one Olive Garden and one Red Lobster restaurant, which will remain in operation. The Company will also record an estimated $0.6 million after-tax charge ($1.0 million pre-tax) for restaurant closing costs in the fourth quarter. These actions will reduce fourth quarter earnings by approximately 14 cents per diluted share.
     The Company estimates that the growth in annual earnings per diluted share, including this charge, will be in the range of 2% to 5% for fiscal 2004. Excluding this charge, the Company estimates that the growth in annual earnings per diluted share will be in the range of 12% to 15% for fiscal 2004, which is consistent with the Company's previously announced expectations.
     "This action strengthens Bahama Breeze," said Joe R. Lee, Chairman and Chief Executive Officer of Darden Restaurants. "By closing underperforming restaurants, we have cleared the way for Bahama Breeze to become a meaningful contributor to Darden's future earnings. This action follows the recent opening of a new, reduced-investment prototype in Pittsburgh, which we believe could offer the opportunity for future expansion. We remain excited about the long-term potential for Bahama Breeze."
     "Our decision, while difficult, is the right decision," said Laurie Burns, President of Bahama Breeze. "These sites were not in the best locations for our brand and were a financial drain on the rest of our company. The changes we made over the past year to broaden our appeal and improve financial performance are working. Our business is improving at both lunch and dinner in our remaining restaurants and guests continue to tell us they love our terrific
Caribbean-inspired, food, drink and atmosphere. Our newest prototype in Pittsburgh has sales volumes and guest satisfaction measures that exceed our expectations. We're now positioned for growth and excited about our future."

                                     -MORE-

     The employees and management of each closed restaurant will be given the opportunity to pursue transferring to other Bahama Breeze or Darden restaurants. Following these actions, Bahama Breeze will operate 32 restaurants in 14 markets. Annual sales for Bahama Breeze in fiscal 2004, excluding the sales contributions of the closed restaurants, are expected to be $159 million. The Company expects a pre-tax cash flow benefit of approximately $11 million in fiscal 2005 resulting from the sales proceeds of these six closed properties plus the elimination of their operating losses. The Company now estimates that Bahama Breeze will be accretive to earnings in fiscal 2005.
     Darden Restaurants, Inc., headquartered in Orlando, FL, owns and operates over 1,300 Red Lobster, Olive Garden, Bahama Breeze, Smokey Bones and Seasons 52 restaurants, with annual sales of over $4.7 billion.

Forward-looking statements in this news release, if any, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the impact of changing economic or business conditions, the impact of competition, the availability of favorable credit and trade terms, the impact of changes in the cost or availability of food and real estate, government regulation, construction costs, weather conditions and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

                                      -END-